Exhibit 21.1

List of Subsidiaries of the Registrant

Penn Security Bank and Trust Company, a Pennsylvania bank and trust company

Penseco Realty, Inc., a Pennsylvania corporation and direct subsidiary of Penn Security Bank and Trust Company